TYPE:  NT 10-QSB
 SEQUENCE:  1

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                  FORM 12b-25

NOTIFICATION OF LATE FILING                     SEC File Number 33-78910-C

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

     For Period Ended: March 31, 2001

      [ ] Transition Report on Form 10-Q
      [ ]  Transition  Report  on  Form  10-K
      [ ]  Transition  Report  on  Form  N-SAR
      [ ]  Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K

     For the Transition Period Ended:
================================================================================
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
================================================================================
     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
================================================================================
                        Part I - Registrant Information
================================================================================
Full Name of Registrant: PACIFIC ALLIANCE CORPORATION

Former Name if applicable: N/A

Address of Principal Executive Office:
1661 Lakeview Circle
Ogden, UT 84403

 ===============================================================================
                       Part II - Rules 12b-25(b) and (c)
================================================================================
     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b- 25(c) has been attached if applicable.

================================================================================
                             Part III - Narrative
================================================================================
     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      Certain aspects of the registrant's review process have not been completed prior to the filing date.


================================================================================
                          Part IV - Other Information
================================================================================
     (1) Name and telephone number of person to contact in regard to this notification:

      Mr. Mark Scharmann
      1661 Lakeview Circle
      Ogden, UT 84403
      Phone:   801-399-3632

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

              [x] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

              [  ] Yes    [X ] No    Presently unknown.

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Pacific Alliance Corporation has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 15, 2001                By:   /s/ Mark Scharmann
                                      -----------------------------------
                                 Mark Scharmann
                                      President

===================================================================

                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).